Exhibit 8.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

January 24, 2017

Steel Partners Holdings L.P.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Steel Partners Holdings L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-4 (File No. 333-215482) (the “Registration Statement”) filed, on January 9, 2017, by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Partnership of an aggregate amount of 2,540,154 6.0% Series A preferred units (the “Preferred Units”) representing limited partner interests in the Partnership pursuant to (1) the offer made pursuant to the Merger Agreement (as defined below) to exchange for each outstanding share of common stock of Steel Excel Inc. (“Steel Excel”) not already owned by the Partnership or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn, 0.712 newly issued Preferred Units and the subsequent contribution to SPH Group LLC by the Partnership of any Steel Excel shares so acquired (the “Offer”) and (2) the merger of SPH Acquisition Co. (“Merger Sub”) with and into Steel Excel, with Steel Excel continuing as the surviving corporation and as an indirect wholly owned subsidiary of the Partnership (the “Merger”) as set forth in the Agreement and Plan of Merger, dated as of December 7, 2016, as amended by the first amendment dated as of December 23, 2016, by and among the Partnership, Merger Sub and Steel Excel (the “Merger Agreement”).

We have examined (i) the Registration Statement, (ii) the prospectus/offer to exchange contained in the Registration Statement (the “Prospectus”), (iii) a form of the Sixth Amended and Restated Limited Partnership Agreement of Steel Partners Holdings L.P. (the “Partnership Agreement”), among Steel Partners Holdings GP Inc., a Delaware corporation (the “General Partner”), and the limited partners party thereto (the “Limited Partners”), to be entered into in connection with the issuance of the Preferred Units and (iv) the representation letter, dated January 24, 2017, delivered to us by the General Partner for purposes of this opinion letter (the “Representation Letter”). We have also examined originals or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments, and have

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Steel Partners Holdings L.P.

January 24, 2017

made such other and further investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to matters of fact material to this opinion letter, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership and the General Partner, including, without limitation, the Representation Letter.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified conformed copies and the authenticity of the originals of such latter documents. We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us and the representations made by the General Partner in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times (except to the extent that the time is otherwise limited in the Representation Letter).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement and the Prospectus, the statements made in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal tax laws and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

Our opinion is not binding on the Internal Revenue Service (the “IRS”), and the IRS, or a court of law, may disagree with the opinion contained herein. No ruling has been or will be sought from the IRS by the Partnership or the General Partner as to the United States federal income tax consequences of any aspect of the Offer or Merger.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.

Very truly yours,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP